                                                                    Exhibit 12.2
                       The Rouse Company and Subsidiaries

           Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                             (dollars in thousands)

                                                                                        Year ended December 31,
                                                                      ------------------------------------------------------------
                                                                        1996       1995          1994          1993        1992
                                                                      --------    --------     --------      --------    ---------
Earnings (loss) before income taxes, extraordinary loss
 and cumulative effect of change in  accounting principle             $ 43,605    $ 10,169     $ 13,336      $  3,072    $ (20,783)

Fixed charges:
 Interest costs                                                        230,960     219,838      220,971       219,705      221,907
 Capitalized interest                                                  (10,579)     (6,875)      (7,388)       (8,899)     (15,098)
 Amortization of debt issuance costs                                     2,066       2,527        2,146         2,801        3,571
 Distributions on Company-obligated  mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                          12,719       1,204           --            --           --
Portion of rental expense representative of interest
 factor (1)                                                              8,487       8,266       10,788        15,988       14,739
Support for debt service costs provided to affiliates
 accounted for under the equity method                                     --          --           --            31          389

Adjustments to earnings  (loss):
  Minority interest in earnings of majority-owned subsidiaries
  having fixed charges                                                   1,164       2,026        2,234         1,909       1,747
 Undistributed earnings of less than 50%-owned
  subsidiaries                                                             (88)       (189)        (564)          (68)        (84)
 Previously capitalized interest amortized into earnings:
  Depreciation of operating properties (2)                               3,866       3,764        3,670         3,605       3,474
  Cost of land sales (3)                                                 1,778       1,421        1,580         1,627       1,295
                                                                      --------    --------     --------      --------    --------

   Earnings available for fixed charges and
     Preferred stock dividend requirements                            $293,978    $242,151     $246,773      $239,771    $211,157
                                                                      ========    ========     ========      ========    ========

Combined fixed charges and Preferred stock dividend
 requirements:
 Interest costs                                                       $230,960    $219,838     $220,971      $219,705    $221,907
 Amortization of debt issuance costs                                     2,066       2,527        2,146         2,801       3,571
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                          12,719       1,204           --            --          --
 Portion of rental expense representative of
   interest factor(1)                                                    8,487       8,266       10,788        15,988      14,739
 Support for debt service costs provided to
  affiliates accounted for under the  equity method                         --          --           --            31         389
 Preferred stock dividend requirements                                  17,555      24,402       21,802        18,968          --
                                                                      --------    --------     --------      --------    --------
   Total combined fixed charges and Preferred
    stock dividend requirements                                       $271,787    $256,237     $255,707      $257,493    $240,606
                                                                      ========    ========     ========      ========    ========

Ratio of earnings to combined fixed charges and Preferred stock
 dividend requirements (5)                                                1.08          --           --            --          --
                                                                      ========    ========     ========      ========    ========

(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,844,000, $3,644,000, $6,232,000, $10,006,000 and
     $8,106,000 for the years ended December 31, 1996, 1995, 1994, 1993 and
     1992, respectively.
(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of cost of Columbia land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4) Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40%.
(5) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000, $17,722,000 and $29,449,000 for the years ended December 31, 1995, 1994,
     1993 and 1992, respectively.